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                                                                   Exhibit 10.18

                              CONSULTING AGREEMENT

      This CONSULTING AGREEMENT is made and entered into this 9th day of November, 1999, by and between Medical Resources, Inc., a Delaware corporation with its principal place of business at 125 State Street, Suite 200, Hackensack, New Jersey, on behalf of itself and each of its subsidiaries (hereinafter, individually and collectively, the "Company") and Duane C. Montopoli, an individual residing at 108 Campion Road, North Andover, Massachusetts (hereinafter, "Consultant").

      WHEREAS, the Company and Consultant have entered into an Employment Agreement dated as of January 30, 1998 and as amended (as amended, the "Employment Agreement"); and

      WHEREAS, pursuant to Section 10 (b) of the Employment Agreement, the Employment Agreement may be amended or modified only by a written agreement executed by the parties thereto; and

      WHEREAS, the Company and Consultant have mutually agreed that, as of the Effective Date (as defined below), the Consultant's services as an employee under the Employment Agreement shall terminate and Consultant shall be retained by the Company as a consultant, as set forth herein; and

      WHEREAS, the Company now desires that Consultant provide advisory and consulting services to the Company including, in particular, services related to the Company's pursuit of strategic alternatives; and

      WHEREAS, the Company and Consultant have mutually agreed that, as of the Effective Date and except as expressly set forth herein, this Consulting Agreement shall supersede and render null and void the Employment Agreement in its entirety and all other agreements, plans or policies pursuant to which Consultant may have any compensatory or other claims against the Company, in their entirety; and

      WHEREAS, the Company and Consultant have mutually agreed that they shall be bound by this Consulting Agreement.

      NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties do hereby agree as follows:

 1. EFFECTIVE DATE, TERMINATION DATE AND TERM. This Consulting Agreement is effective as of November 10, 1999 (the "Effective Date"). The term of this Consulting Agreement shall commence on the Effective Date and shall end on the "Termination Date" which shall be February 9, 2001. For purposes of this Consulting Agreement, the period commencing on the Effective Date and ending on the Termination Date shall be referred to as the "Term."



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 2.   CONSULTING SERVICES AND RELATIONSHIP.

      2.1 SERVICES. During the Term, Consultant shall provide consulting and advisory services to the Company as may be mutually agreed upon by Consultant and the Company from time to time; PROVIDED THAT, any failure of the parties to agree to the specific consulting and advisory services to be performed by Consultant hereunder shall not constitute a breach of this Consulting Agreement by either party.

      2.2 RELATIONSHIP. Consultant shall be an independent contractor, and not an employee of the Company, within the meaning of all federal, state and local laws and regulations governing employment insurance, workers' compensation, industrial accidents, labor and taxes. From and after the Effective Date, except as provided in Section 3.3 hereof, Consultant shall not, by reason of this Consulting Agreement, acquire any additional benefits, privileges or rights under any benefit plan operated by the Company or its subsidiaries or affiliates for the benefit of their employees, including, without limitation, (a) any pension or profit-sharing plans or (b) any "employee welfare plans" (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

3.    COMPENSATION AND BENEFITS.

      3.1 BASE COMPENSATION. During the Term of this Consulting Agreement, the Company shall pay to Consultant the sum of $23,500 per month (or a pro-rata portion of such amount for the months during which the Term commences or expires), on or before the fifteenth day of each month, PROVIDED THAT, Consultant must immediately advise the Company of any and all of his gross earnings from personal services during the Term, whether earned as consultant, proprietor, employee or agent (hereinafter, "Interim Earnings"), and such Interim Earnings, when and as earned, shall be offset against and deducted from, on a dollar-for-dollar basis, the amounts otherwise prospectively due and payable to Consultant solely pursuant to this Section 3.1. Notwithstanding the foregoing, Interim Earnings shall not include directors fees, stock-based gains and compensation and employer-provided fringe benefits conveyed to Consultant in any form other than cash and whether taxable or not. The first payment to Consultant under this Section 3.1, if such amount shall become due and payable hereunder, shall be due on December 15, 1999.

      3.2 PARTIAL BONUS. If, and only if, the Company pays cash bonuses to one or more of its corporate officers with respect to, in whole or in part, the 1999 calendar year, the Company shall pay to Consultant an amount of cash bonus determined by the Company's Board of Director's, acting in good faith, to have been earned by Consultant, in his capacity as an executive and senior officer of the Company, for the portion of the 1999 calendar year that Consultant was employed by the Company.

      3.3 HEALTH INSURANCE. During the Term, the Company shall continue to provide benefits to Consultant under the Company's health and dental insurance plans at the same levels as such benefits shall have been provided to Consultant in his capacity as an employee of the



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Company immediately prior to the Effective Date and, in connection therewith,
Consultant shall periodically pay to the Company amounts equivalent to that which he paid as required employee contributions immediately prior to the Effective Date; PROVIDED THAT, the Company shall not be required to provide any such benefit if the effect thereof would be to violate the terms of any law, plan or insurance policy or jeopardize the tax benefit associated with such benefit to which the Company otherwise would be entitled, but in such event, the Company shall pay to Consultant, in cash, an amount equal to the Company's contribution to the cost of providing such benefit for Consultant as of the Effective Date; AND PROVIDED FURTHER THAT, if Consultant becomes eligible to receive health and/or dental insurance benefits under another group insurance plan, the corresponding benefits described herein shall be terminated. Any such benefits provided under another group insurance plan shall be promptly reported by Consultant to the Company as Consultant becomes eligible therefor.

      3.4 EXPENSE REIMBURSEMENT. Consultant shall be reimbursed in accordance with the Company's current Travel And Entertainment Policy (the "T&E Policy") for all reasonable "out-of-pocket" business expenses which are incurred both,
(a) during the Term, and (b) in connection with the performance of his duties under this Consulting Agreement (hereinafter, "Reimbursable Expenses"). Reimbursable Expenses shall include, but shall not be limited to, expenses incurred by Consultant traveling to and from the Hackensack, New Jersey area in connection with the performance of his duties under this Consulting Agreement; in this regard, round trip automobile mileage will be reimbursed at the rate of $.31 per mile and round trip air travel will be reimbursed at coach class air fare rates. Reimbursable Expenses shall also include temporary lodging expenses incurred in the Hackensack, New Jersey area in connection with the performance of his duties under this Consulting Agreement during any period that temporary housing is not available to Consultant pursuant to Section 3.5 of this Consulting Agreement. The reimbursement of Consultant's business expenses pursuant to this Section 3.4 shall be upon presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses.

      3.5 TEMPORARY HOUSING. During the Term of this Consulting Agreement, the Company shall reimburse Consultant for his actual cost of renting and maintaining an apartment in the Hackensack, New Jersey area (including charges for the telephone therein), up to a maximum of $3,500 per month, PROVIDED THAT, the Company may terminate this benefit, at any time and at its discretion, upon its giving Consultant at least one calendar month's advance notice.

      3.6 CONTINUED USE OF COMPANY EQUIPMENT. During the Term of this Consulting Agreement, Consultant may retain in his possession, for his business and personal use and at no charge, that Company-owned portable computer, dictation and cell phone equipment which he had the use of while an employee of the Company immediately prior to the Effective Date. In connection therewith, during the Term, Consultant shall be provided with Company-paid internet access (i.e., an ISP account) and Company-paid cell phone usage services, PROVIDED THAT, the Company-paid cost of such cell phone usage services shall be limited to $100. per month. Cell phone service charges exceeding $100. per month shall be reimbursable to the Company by Consultant when and as incurred and reasonably after the presentation of an invoice by the Company to Consultant. As of the Termination Date, all of the equipment described in this Section 3.6 shall be returned by Consultant to the Company.



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4.    TERMINATION.

      4.1 BREACH. In the event that either party materially breaches any obligation under this Consulting Agreement, and such breach is not remedied by the breaching party within five (5) business days of receipt of written notice from the other party hereto, such non-breaching party shall have no further obligations hereunder.

      4.2 DEATH. In the event of Consultant's death during the Term, Consultant's services hereunder shall immediately terminate and the Company shall, until the expiration of the Term, (a) pay to Consultant's estate, the amounts described in Section 3.1 hereof, and (b) provide to or for Consultant's family members those benefits specified in Section 3.3 hereof, PROVIDED THAT, any cash payments that otherwise would be made to Consultant in accordance with the first proviso in Section 3.3 hereof, shall instead be paid to Consultant's estate, heirs or devisees, as appropriate under the circumstances. Except as expressly set forth in this Section 4.2, in the event of Consultant's death, the Company shall have no further obligations to Consultant under this Consulting Agreement.

5.    CONFIDENTIALITY OF TRADE SECRETS AND OTHER MATERIALS.

      5.1 TRADE SECRETS. Other than in the performance of his duties hereunder, Consultant agrees not to disclose, either during the Term or at any time thereafter, to any person, firm or corporation any information concerning the business affairs, the trade secrets or the customer lists and similar confidential information of the Company including, but not limited to, trade secrets, lists of past or present clients or customers, (which for purposes of this Consulting Agreement shall include referring physicians and referring medical entities such as managed care organizations), client or consultant contracts, product or service development plans, marketing plans, pricing policies, business acquisition plans (including acquisition targets) or any portion or phase of any technical information, technique, method, process, procedure, or technology used by the Company or any portion or phase of any technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae or improvements of the Company that is or are valuable (whether or not in written or tangible form) and including all memoranda, notes, plans, reports, records, documents and other evidence thereof and any other information of whatever nature gives the Company an opportunity to obtain an advantage over its competitors who do not have access or know-how to use such information shall be considered a "trade secret" for the purposes of this Consulting Agreement.

      5.2 OWNERSHIP OF TRADE SECRETS; ASSIGNMENT OF RIGHTS. Consultant hereby agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by him or by the Company are the property of the Company and shall not be used by him in any way adverse to the Company's interests. Consultant shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board of Directors of the Company. Consultant hereby assigns to the Company any rights which he may have in any such trade secrets or proprietary information.



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6.    AGREEMENT NOT TO COMPETE; AGREEMENT NOT TO BENEFIT.

      6.1 AGREEMENT NOT TO COMPETE. In consideration of the compensation (and other benefits) provided and to be provided to Consultant as set forth hereunder, Consultant hereby covenants and agrees that during the Term and for a period of six (6) months after the Termination Date (such period not to include any period(s) of violation of this Section 6 or period(s) of time required for litigation to enforce its provisions), Consultant will not, directly or indirectly, engage in, enter into or participate in, at any place within the United States of America, any business or commercial activity that competes with or is reasonably likely to compete with or adversely affect the businesses or services of the Company, either as an individual for his own account, or as a partner or a joint venturer, or as an officer, director, independent contractor or holder of more than a five percent equity interest in any other person, firm, partnership or corporation, or as an employee, agent or salesperson for any person.

      6.2 AGREEMENT NOT TO BENEFIT. In consideration of the compensation (and other benefits) provided and to be provided to Consultant as set forth hereunder, Consultant covenants and agrees that during the Term and for a period of six (6) months after the Termination Date (such period not to include any period(s) of violation of this Section 6 or period(s) of time required for litigation to enforce its provisions), Consultant will not, directly or indirectly: (i) solicit, induce or influence, or otherwise have business contact with, any person or entity who has, within the two-year period immediately prior to the Effective Date, been a client, customer, supplier or service provider (including, without limitation, a provider of radiology and/or consulting services) of or to the Company, and with whom Consultant had any business relationship or about whom Consultant acquired any significant knowledge during the course of Consultant's employment by the Company, if such contact could directly or indirectly divert business from or adversely affect the business of the Company; (ii) interfere with the contractual relations between the Company and any of its employees; or (iii) employ or cause to be employed in any capacity, or retain or cause to be retained as a consultant, any person who was employed by the Company at any time during the six (6) month period ended on the Effective Date.

7. EMPLOYMENT AGREEMENT PROVISIONS INCORPORATED HEREIN BY REFERENCE. The provisions of Section 9 (a) through (i), inclusive, of Consultant's Employment Agreement, which covers INDEMNIFICATION, and the provisions of Section 4 (d) (A) through (C), inclusive, of Consultant's Employment Agreement, which covers CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY, are incorporated herein by reference and made an integral part hereof in their entirety, PROVIDED THAT, for purposes of this Consulting Agreement, the term "Executive" in each place where it appears therein shall be replaced by and substituted with the term "Consultant" herein and, PROVIDED FURTHER THAT, the scope of the provisions covering INDEMNIFICATION herein shall be extended to cover Consultant's services to the Company as a consultant under the terms of this Consulting Agreement.

8. INJUNCTIVE RELIEF. Consultant acknowledges and agrees that, in the event of any breach or likely breach of any of the covenants of Sections 5 or 6 herein, the Company and any relevant affiliate(s) would incur damages in an amount difficult to ascertain and/or be irreparably harmed and could not be made whole solely by monetary damages. It is accordingly agreed that such persons, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to injunctive relief in respect of such breach or likely breach as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Sections 5 or 6 herein and without the proof of actual damages. It is intended to grant full third party rights under this provision.



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9.    INDEPENDENCE AND SEVERABILITY OF COVENANTS. Consultant acknowledges and agrees that the covenants and other provisions set forth in Sections 5 and 6 herein are reasonable, including with respect to duration and subject matter, and that he is receiving valuable and adequate consideration for such covenants under this Consulting Agreement. The parties acknowledge that it is their intention that all such covenants and provisions be enforceable to the fullest extent possible under applicable law. If any of the provisions set forth in Sections 5 or 6 are found to be unenforceable in any instance, such finding shall not preclude any other enforcement of such provisions and reference is made to Section 11. If any of the provisions set forth in Sections 5 or 6 are found to be invalid, such finding or invalidity shall not effect the validity of the remaining provisions and the provisions of Section 11 will apply.

10. ASSIGNMENT. This Consulting Agreement shall not be assigned or transferred by either party hereto without the prior written consent of the other party. This Consulting Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

11. SEVERABILITY/CONSTRUCTION. Nothing contained herein shall be construed to require the commission of any act contrary to law. If any provision of this Consulting Agreement, including all the covenants and agreements set forth herein, or the application thereof to any person or circumstance, shall for any reason and to any extent be unenforceable, including without limitation by reason of such provision extending for too great a period of time or by reason of its being too extensive in any other respect, such provision, to the specific extent that it is unenforceable, shall be interpreted to extend only over the maximum period of time and to the maximum extent as to which it is enforceable, in order to effectuate the parties' intention, as represented hereby, to the greatest extent possible. Any such interpretation shall have no effect on the validity or enforceability of any remaining provision. If any material provision or material portion of a material provision of this Consulting Agreement is found to be void or invalid, the parties will use best efforts to maintain its continuing effect, validity and enforceability in every other instance or, if deemed necessary or appropriate by the party for whose benefit the provision was intended, will endeavor to substitute a replacement having as far as possible the same legal and economic effect.

12. GOVERNING LAW. This Consulting Agreement is made under and shall be construed pursuant to the laws of the State of New Jersey, without regard to its conflict-of-laws rules.

13.   DISPUTE RESOLUTION.

      (a)   Without limiting the Company's rights and remedies set forth in
Section 8 herein, disputes relating to this Consulting Agreement shall be settled by arbitration conducted in accordance with the CPR Non-Administered Arbitration Rules, as more particularly described in



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this Section 10.4 (the "Arbitration Rules"). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss.1-16, and (notwithstanding anything herein to the contrary) judgment upon the award rendered by the Arbitrator(s) may be entered by any court having competent jurisdiction. The place of the arbitration shall be New York, New York.

      (b) There will be three neutral arbitrators ("Arbitrators") who will be practicing attorneys and will be selected as follows: one (1) by the Consultant, one (1) by the Company, and one (1) by mutual agreement of the parties to the arbitration and, in the absence of such agreement, will be chosen from the professional staff of J.A.M.S./Endispute or, if it is not then in existence, from the professional staff of another reputable dispute resolution firm agreed to by the parties.

      (c) The parties intend that the Arbitrators shall resolve any dispute arising hereunder based upon the language of this Consulting Agreement and the usual rules of contract interpretation. All awards and orders of the Arbitrators may be enforced by any court of competent jurisdiction.

      (d) The parties intend that the arbitration proceeding be conducted as expeditiously as possible and that appropriate rights of discovery be granted to each party to such arbitration (as determined by the Arbitrators). In that regard, the parties to such arbitration agree to work together in good faith to arrive upon mutually acceptable procedures regarding the time limits for, and type and degree of, such rights of discovery and the periods of time within which the matters submitted to arbitration must be heard and determined by the Arbitrators. If the parties to such arbitration are unable to so agree, such issues will be submitted to the Arbitrators for their determination. If proper notice of any hearing has been given, the Arbitrators will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. The Arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings.

      (e) The parties to any arbitration, by written stipulation, may expand or contract the rights, duties or obligations provided above, or otherwise modify the arbitration procedures as suit their convenience, consistent with what is otherwise permitted and feasible within the framework of the Arbitration Rules.

      (f) Any decision or award of the Arbitrators shall be final and binding upon the parties to the arbitration proceeding, except to the extent otherwise expressly provided by New Jersey law. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to a review of such award by any court or tribunal. The parties agree that the award of the Arbitrators may be enforced against the parties to the proceeding or their assets wherever they may be found.

14. COUNTERPARTS. This Consulting Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.



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15.   ENTIRE AGREEMENT. This Consulting Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

16. MODIFICATION. This Consulting Agreement may be modified, amended, superseded, or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation, or waiver.

17. WAIVER. The waiver by either of the parties, express or implied, of any right under this Consulting Agreement or any failure to perform under this Consulting Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Consulting Agreement or any other failure to perform under this Consulting Agreement by the other party, whether of a similar or dissimilar nature.

18. CUMULATIVE REMEDIES. Each and all of the several rights and remedies provided in this Consulting Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one or such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

19. HEADINGS. The section and other headings contained in this Consulting Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Consulting Agreement.

20. NOTICES. Any notice under this Consulting Agreement must be in writing, may be telecopied, sent by express 24 hour guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as follows:

If to the Company:                      If to Consultant:

Medical Resources, Inc.                 Duane C. Montopoli
125 State Street,  Suite 200            108 Campion Road
Hackensack, NJ 07601                    North Andover, MA 01845
Attn: CEO

Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

21. SURVIVAL. Any provision of this Consulting Agreement which imposes an obligation after termination or expiration of this Consulting Agreement shall survive the termination or expiration of this Consulting Agreement and be binding on Consultant and the Company.



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            IN WITNESS WHEREOF, the parties hereto have caused this Consulting
Agreement to be executed as of the date first set forth above.

    Medical Resources, Inc.                       Consultant

By:    /s/ D. Gordon Strickland         By:      /s/   Duane   C. Montopoli
       ------------------------                  --------------------------
Name:      D. Gordon Strickland         Name:          Duane C. Montopoli

Title: Chairman



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